Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES PRELIMINARY GUIDANCE FOR 2015

Expects Constant Currency Net Sales Growth of Approximately 7% Compared to 2014

New York, New York, November 17, 2014: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced preliminary 2015 guidance which calls for growth in net sales of approximately 7% compared to 2014’s net sales guidance on a constant currency basis. Based on current foreign currency exchange rates, the Company expects net sales for 2015 of approximately $500 million. Preliminary guidance for 2015 net income attributable to Inter Parfums, Inc. is in the range of $0.95 to $0.98 per diluted share compared to the 2014 guidance range of $0.93 to $0.95. Guidance assumes the dollar remains at current levels.

Jean Madar, Chairman and CEO of Inter Parfums commented, “Our three largest brands, Lanvin, Jimmy Choo and Montblanc, have performed extremely well throughout 2014 and we expect them to continue to deliver solid growth in 2015 driven by new product launches and the staying power of many of our legacy scents. A men’s fragrance for Lanvin and a women’s fragrance for Montblanc are in the works, and we expect continued sales momentum for Jimmy Choo Man, which debuted this fall. We also have men’s scents launching for Dunhill and Balmain and women’s scents for Van Cleef & Arpels, Oscar de la Renta, Anna Sui and bebe, plus a men’s and women’s fragrance duo for Boucheron, all of which should generate meaningful incremental sales in the coming year. Additionally, our first Shanghai Tang fragrance collection for men and women is set for an early 2015 rollout. All in all, our plans point to a very ambitious, productive and successful year ahead.”

Russell Greenberg, Executive Vice President & Chief Financial Officer noted, “We enter 2015 well positioned for continued growth given our aggressive launch plans for the majority of our brands, and the strong trends being exhibited by Lanvin, Jimmy Choo and Montblanc. With that said, given the uncertainty and limited visibility of some of our key Eastern European markets, such as Russia, elevated geopolitical concerns in the Middle East, as well as the more modest growth rates of China and Southeast Asia relative to 2012 and 2013, at this time, we are introducing an initial outlook for the coming year with a prudent degree of conservatism. Additionally, our 2015 guidance for net sales and net income attributable to Inter Parfums, Inc. factors in a Euro/U.S. Dollar exchange rate of approximately 1.24, which is nearly 10% lower than the average exchange rate through the first nine months of 2014. As the year progresses, with the benefit of greater visibility into both market and currency trends, we expect to update our guidance as appropriate.”

Mr. Madar continued, “Inter Parfums benefits from a very strong financial position, with nearly $250 million in cash, cash equivalents and short-term investments, and no debt. As a result, we have substantial flexibility to invest in the growth of our business through brand extensions, adding new names through licensing, partnerships, joint ventures or acquisitions. We are currently evaluating a number of such opportunities that we believe can meaningfully enhance our growth potential and generate strong returns to shareholders. While there can be no assurance that these opportunities will come to fruition, we have a long history of consummating similar agreements and we look forward to sharing more information as these deals materialize.”

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, and bebe. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.

You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2013 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. -or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.
(212) 983-2640	Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com	www.theequitygroup.com